Exhibit (a)(1)(E)

Offer to Purchase for Cash

All Outstanding Shares of Common Stock

of

KING PHARMACEUTICALS, INC.

at

$14.25 NET PER SHARE

Pursuant to the Offer to Purchase dated October 22, 2010

by

PARKER TENNESSEE CORP.

a wholly-owned subsidiary of

PFIZER INC.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON FRIDAY, NOVEMBER 19, 2010, UNLESS THE OFFER IS EXTENDED.

October 22, 2010

To Our Clients:

Enclosed for your consideration are the Offer to Purchase, dated October 22, 2010 (the “Offer to Purchase”), and the related Letter of Transmittal in connection with the offer (the “Offer”) by Parker Tennessee Corp., a Tennessee corporation (the “Purchaser”) and a wholly-owned subsidiary of Pfizer Inc., a Delaware corporation (“Parent”), to purchase all outstanding shares of common stock, without par value (the “Shares”) of King Pharmaceuticals, Inc., a Tennessee corporation (“King”), at a purchase price of $14.25 per Share, net to the sellers in cash, without interest thereon and less any required withholding taxes, upon the terms and subject to the conditions of the Offer.

We or our nominees are the holder of record of Shares held for your account. A tender of such Shares can be made only by us as the holder of record and pursuant to your instructions. The Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender Shares held by us for your account.

We request instructions as to whether you wish us to tender any or all of the Shares held by us for your account, upon the terms and subject to the conditions set forth in the enclosed Offer to Purchase and the Letter of Transmittal.

Please note carefully the following:

1.	The offer price for the Offer is $14.25 per Share, net to you in cash, without interest thereon and less any required withholding taxes.

2.	The Offer is being made for all outstanding Shares.

3.	The Offer and withdrawal rights will expire at 12:00 Midnight, New York City time, on Friday, November 19, 2010 unless the Offer is extended by the Purchaser.

4.	The Offer is subject to certain conditions described in Section 15 (“Certain Conditions of the Offer”) of the Offer to Purchase.

5.

On October 11, 2010, the King Board of Directors unanimously (i) approved the terms of the Agreement and Plan of Merger, dated October 11, 2010, among Parent, King and the Purchaser (the “Merger Agreement”), the Offer, the merger of Purchaser with and into King (the “Merger”) and the other transactions contemplated by the Merger Agreement, (ii) declared that the terms of the Offer and the Merger are fair to King and its shareholders that are unaffiliated with Parent, (iii) declared that it is in the best interests of King and its shareholders that are unaffiliated with Parent that King enter into the Merger Agreement and consummate the Merger and the other transactions contemplated by the Merger Agreement on the terms and subject to the conditions set forth therein and (iv) recommended that King’s shareholders accept the Offer, tender their Shares pursuant to the Offer and, if required by applicable law, approve the Merger Agreement.

6.	Tendering shareholders who are registered shareholders will not be obligated to pay any brokerage commissions or fees, solicitation fees, or, except as set forth in the Offer to Purchase and the Letter of Transmittal, stock transfer taxes on the Purchaser’s purchase of Shares pursuant to the Offer.

If you wish to have us tender any or all of your Shares, please so instruct us by completing, executing, detaching and returning to us the Instruction Form on the detachable part hereof. An envelope to return your instructions to us is enclosed. If you authorize tender of your Shares, all such Shares will be tendered unless otherwise specified on the Instruction Form.

Your prompt action is requested. Your Instruction Form should be forwarded to us in ample time to permit us to submit the tender on your behalf before the expiration of the Offer.

The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the laws of such jurisdiction.

INSTRUCTION FORM

With Respect to the Offer to Purchase for Cash

All Outstanding Shares of Common Stock

of

KING PHARMACEUTICALS, INC.

at

$14.25 NET PER SHARE

Pursuant to the Offer to Purchase

dated October 22, 2010

by

PARKER TENNESSEE CORP.

a wholly-owned subsidiary of

PFIZER INC.

The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Purchase, dated October 22, 2010, and the related Letter of Transmittal, in connection with the offer (the “Offer”) by Parker Tennessee Corp., a Tennessee corporation (the “Purchaser”) and a wholly-owned subsidiary of Pfizer Inc., a Delaware corporation (“Parent”), to purchase all outstanding shares of common stock, without par value (the “Shares”) of King Pharmaceuticals, Inc., a Tennessee corporation (“King”), at a purchase price of $14.25 per Share, net to the sellers in cash, without interest thereon and less any required withholding taxes, upon the terms and subject to the conditions of the Offer.

The undersigned hereby instruct(s) you to tender to the Purchaser the number of Shares indicated below or, if no number is indicated, all Shares held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer.

ACCOUNT NUMBER:

NUMBER OF SHARES BEING TENDERED HEREBY:             SHARES*

The method of delivery of this document is at the election and risk of the tendering shareholder. If delivery is by mail, then registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

*	Unless otherwise indicated, it will be assumed that all Shares held by us for your account are to be tendered.

Dated:

(Signature(s))

Please Print Names(s)

Address

Include Zip Code

Area Code and Telephone No.

Tax Identification
or Social Security No.

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